                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[X] Preliminary Proxy Statement
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                             Ardent Software, Inc.
                (Name of Registrant as Specified In Its Charter)

                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
      Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

--------------------------------------------------------------------------------

                                                     PRELIMINARY PROXY MATERIALS

                             ARDENT SOFTWARE, INC.
                              50 WASHINGTON STREET
                       WESTBORO, MASSACHUSETTS 01581-1021

                                                                  March 23, 1999

Dear Stockholder:

     You are cordially invited to attend the annual meeting of stockholders of Ardent Software, Inc., which will be held on Tuesday, April 20, 1999, at the offices of the Company, 50 Washington Street, Westboro, Massachusetts, at 10:00 a.m.

     The following notice of annual meeting of stockholders and proxy statement describes the matters to be considered by the stockholders and contains certain information about the Company and its directors and executive officers.

     Please sign and return the enclosed proxy card as soon as possible in the envelope provided so that your shares can be voted at the meeting in accordance with your instructions. Even if you now plan to attend the meeting, we urge you to sign and return the proxy card. You can revoke it at any time before it is exercised at the meeting and vote your shares personally if you attend.

     We look forward to seeing you.

                                          Sincerely,

                                          PETER GYENES
                                          Chairman of the Board

                             ARDENT SOFTWARE, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 20, 1999

     The annual meeting of stockholders of Ardent Software, Inc. will be held at the offices of the Company, 50 Washington Street, Westboro, Massachusetts on Tuesday, April 20, 1999 at 10:00 a.m. for the following purposes:

          1.  To elect two directors, each for a three year term.

          2. To vote upon an amendment to the certificate of incorporation of the Company to increase the number of authorized shares of common stock from 40,000,000 to 65,000,000.

          3. To vote upon an amendment to the Company's employee stock purchase plan to increase the number of shares which may be issued from 700,000 to 1,000,000.

          4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on March 12, 1999 will be entitled to vote at the meeting.

                                          By Order of the Board of Directors

                                          R. N. HOEHN
                                          Secretary

Dated: March 23, 1999

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE IN ORDER THAT YOUR SHARES MAY BE REPRESENTED.

                             ARDENT SOFTWARE, INC.
                              50 WASHINGTON STREET
                       WESTBORO, MASSACHUSETTS 01581-1021
                                 (508) 366-3888

                              PROXY STATEMENT FOR
                         ANNUAL MEETING OF STOCKHOLDERS

     This proxy statement is furnished to the holders of common stock of Ardent Software, Inc. in connection with the solicitation of proxies to be voted at the annual meeting of stockholders to be held on April 20, 1999 and at any adjournment of that meeting. The enclosed proxy is solicited on behalf of the board of directors of the Company. Each properly signed proxy will be voted.

     A person giving the enclosed proxy has the power to revoke it, at any time before it is exercised at the meeting, by written notice to the Secretary of the Company, by sending a later dated proxy, or by revoking it in person at the meeting.

     The approximate date on which this proxy statement and the enclosed proxy will first be sent to stockholders is March 26, 1999. The Company's annual report to stockholders for 1998 is being mailed together with this proxy statement.

     Only holders of common stock of record on the stock transfer books of the Company at the close of business on March 12, 1999 (the "record date") will be
entitled to vote at the meeting. There were                     shares of common
stock outstanding on the record date.

     Each share of common stock is entitled to one vote. A plurality of the shares voting is required for the election of directors. The affirmative vote of majority of the outstanding shares of common stock is required for approval of the amendment to the certificate of incorporation. The affirmative vote of the holders of a majority of the shares voting on the matter is required for approval of the amendment to the employee stock purchase plan. No vote may be taken at the meeting, other than a vote to adjourn, unless a quorum has been constituted consisting of the representation of a majority of the outstanding shares as of the record date. Votes will be tabulated by the Company's transfer agent subject to the supervision of persons designated by the board of directors as inspectors.

     All shares represented at the meeting, by holders present either in person or by proxy, will be deemed to be represented for purposes of constituting a quorum. Shares which are represented at the meeting but as to which the holder abstains from voting or has no voting authority in respect of a particular matter (such as in the case of a broker non-vote) will not be deemed to be voted on such matter. Such shares will therefore be the equivalent of negative votes on the second matter listed on the notice but not on the third matter.

                      OWNERSHIP OF COMPANY'S CAPITAL STOCK

     The following table sets forth, as of March 1, 1999, information as to the number of shares of the Company's common stock beneficially owned by:

     -  each of its directors, including its Chief Executive Officer,

     - each of its four other most highly compensated officers based on the Company's fiscal year 1998 compensation,

     -  all of its executive officers and directors, as a group, and

     -  any beneficial owner of more than 5% of the company's common stock.

                                                               BENEFICIAL OWNERSHIP
                                                                   OF SHARES OF          OPTIONS
                                                                   COMMON STOCK        EXERCISABLE
                                                              ----------------------     WITHIN
                  NAME OF BENEFICIAL OWNER                     NUMBER     PERCENTAGE     60 DAYS
                  ------------------------                    ---------   ----------   -----------
DIRECTORS AND OFFICERS
Peter Gyenes................................................    512,101       3.1%        506,250
David W. Brunel.............................................    606,705       3.7         344,765
Robert G. Claussen..........................................    132,927         *          20,709
Martin T. Hart..............................................     50,000         *           1,667
Robert M. Morrill...........................................    337,234       2.1         114,966
Charles F. Kane.............................................    124,545         *         122,188
Cornelius P. McMullan.......................................    121,875         *         121,875
James D. Foy................................................    144,506         *         132,717
Peter L. Fiore..............................................    123,668         *         123,022
All current directors and executive officers as a group (12
  persons)..................................................  4,275,156      24.4       1,726,839
5% STOCKHOLDER
Glenangus Holdings Corp.....................................  1,785,362      11.3          --

---------------

* Less than 1.0%

     For purposes of this table, beneficial ownership of securities is defined according to the rules of the SEC. Beneficial ownership means generally the power to vote or exercise investment discretion with respect to securities, regardless of any economic interests in those securities. Except as otherwise indicated, the Company believes that the beneficial owners of shares of the Company common stock listed above have sole investment and voting power with respect to such shares, subject to community property laws where applicable. In addition, for purposes of this table, a person is deemed to have beneficial ownership of any shares which such person has the right to acquire within 60 days after March 1, 1999. For purposes of calculating the percentage of outstanding shares held by each person named above, any shares which such person has the right to acquire within 60 days after March 1, 1999 are deemed to be outstanding, but such shares are not deemed outstanding for the purpose of calculating the percentage ownership of any other person.

     The third column shows separately shares which may be acquired by exercise of stock options within sixty days after March 1, 1999 by the directors and executive officers individually and as a group. These shares are included in the
numbers shown in the first column. Of those shares,        would be fully vested
as to all directors and executive officers within that sixty day period, and the holders upon exercise would have investment and voting powers; the remaining shares would be subject to vesting, and the holders upon exercise would have voting but not investment powers until the shares vested.

     The information set forth for Glenangus Holdings Corp. is based solely on required filings made by that stockholder to the SEC. Its address is 1339 East MacPhail Road, Bel Air, MD 21015.

                             ELECTION OF DIRECTORS
                               (ITEM 1 OF NOTICE)

     There are currently five members of the board of directors, divided into three classes with terms expiring respectively at the 1999, 2000 and 2001 annual meetings of stockholders. The board has fixed the number of directors for the ensuing year at five and nominated Messrs. Brunel and Gyenes, whose terms are expiring, for re-election for three year terms expiring at the 2002 Annual Meeting and when their successors are elected and qualified. The shares represented by the enclosed proxy will be voted to elect the two nominees unless such authority is withheld by marking the proxy to that effect or the proxy is marked with the names of directors as to whom authority to vote is withheld. Each of the nominees has agreed to serve, but in the event a nominee becomes unavailable for any reason, the proxy, unless authority has been withheld as to that nominee, may be voted for the election of a substitute.

     James T. Dresher, who became a director in connection with the merger of Unidata, Inc. into the Company in February 1998, served as a member of the board until his death on February 28, 1999. Following his death, the board fixed the number of directors at five, which reduced the number of directors from six to five and eliminated the vacancy caused by Mr. Dresher's death. The board expects to consider, at its next meeting on April 19, 1999, whether or not to increase the number of directors to more than five. Neither the board nor the nominating committee, of which Mr. Dresher was a member, has to date considered the matter nor expects to consider it until that next meeting, and no potential candidates have been identified. The bylaws provide that the board has the power to fix the number of directors and to fill any vacancy resulting from an increase in the number of directors.

     The following information is furnished with respect to each nominee for election as a director and for each director whose term of office will continue after the meeting.

                                                            PRINCIPAL OCCUPATION AND BUSINESS
                                       DIRECTOR             EXPERIENCE DURING LAST FIVE YEARS;
  NAME AND AGE AS OF MARCH 1, 1999      SINCE               DIRECTORSHIPS OF PUBLIC COMPANIES
  --------------------------------     --------             ----------------------------------
                            NOMINEES FOR ELECTION FOR TERMS EXPIRING IN 2002
David W. Brunel, 43..................    1998     Mr. Brunel has been a business consultant since July
                                                  1998. From February to June, 1998, he was President
                                                  and Chief Operating Officer of the Company. From 1988
                                                  until its merger into the Company in February 1998, he
                                                  was President, Chief Operating Officer and a founder
                                                  of Unidata, Inc.
Peter Gyenes, 53.....................    1997     Mr. Gyenes has been an executive officer of the
                                                  Company since May 1996, serving as Executive Vice
                                                  President, International Operations through October
                                                  1996, Executive Vice President, Worldwide Sales from
                                                  October 1996 through March 1997, and, from April 1997,
                                                  President and Chief Executive Officer, and from
                                                  February 1998, Chairman of the Board. From May 1995 to
                                                  May 1996, he was President and Chief Executive Officer
                                                  of Racal InterLan Inc., a supplier of local area
                                                  networking products. From 1994 to May 1995, he was
                                                  President of the American Division of Fibronics
                                                  International, Inc., a data communication supplier,
                                                  and from 1990 to 1993 he was Vice President and
                                                  General Manager of the international operations and
                                                  minicomputer business unit of Data General
                                                  Corporation, a manufacturer of computer equipment. He
                                                  is a director of Enteractive, Inc., a supplier of
                                                  multimedia software.

                                                            PRINCIPAL OCCUPATION AND BUSINESS
                                       DIRECTOR             EXPERIENCE DURING LAST FIVE YEARS;
  NAME AND AGE AS OF MARCH 1, 1999      SINCE               DIRECTORSHIPS OF PUBLIC COMPANIES
  --------------------------------     --------             ----------------------------------
                                  DIRECTORS WHOSE TERMS EXPIRE IN 2000
Robert G. Claussen, 62...............    1987     Mr. Claussen has been, since 1989, the Chairman of the
                                                  Board and Chief Executive Officer of Claussen Co., a
                                                  real estate development company, and managing general
                                                  partner of several real estate development
                                                  partnerships affiliated with Claussen Co.
Martin T. Hart, 62...................    1998     Mr. Hart has been a business advisor and private
                                                  investor since 1969. He is a director of P.J. America,
                                                  Inc., a food service company, MassMutual Corporate
                                                  Investors and MassMutual Participation Investors,
                                                  Inc., both investment companies, Schuler Homes, Inc.,
                                                  a builder of homes, Optical Securities Group, Inc., a
                                                  manufacturer of security systems, and T-Metix, Inc., a
                                                  communications company.
                                  DIRECTOR WHOSE TERM EXPIRES IN 2001
Robert M. Morrill, 60................    1984     Mr. Morrill has been a private investor since 1991. He
                                                  was Chairman of the Board of the Company from 1984
                                                  until February 1998 and Chief Executive Officer and
                                                  President of the Company from March 1996 through March
                                                  1997.

                          BOARD AND COMMITTEE MEETINGS

     The board of directors has audit, compensation and nominating committees.

     The audit committee reviews the internal accounting procedures of the Company and consults with and reviews the services provided by the Company's independent auditors. The director currently serving on the audit committee is Mr. Morrill. The audit committee held four meetings in 1998.

     The compensation committee reviews and recommends to the board the compensation and benefits of all officers of the Company and reviews general policy relating to compensation and benefits of employees of the Company. The compensation committee also administers the issuance of stock options. The directors currently serving on the compensation committee are Messrs. Claussen and Hart. The compensation committee held four meetings in 1998.

     The nominating committee establishes criteria and procedures for the selection of nominees for election to the board of directors. The director currently serving on the nominating committee is Mr. Morrill. The nominating committee did not meet in 1998.

     James T. Dresher served on both the audit and nominating committees until his death on February 28, 1999. The board expects to fill the committee vacancies caused by his death at its next meeting on April 19, 1999.

     During 1998, the board held six meetings. Each incumbent director attended at least 75% of the aggregate number of the meetings of the board and the meetings of the committees of the board on which he served.

                         EXECUTIVE OFFICER COMPENSATION

SUMMARY COMPENSATION TABLE

     The following summary compensation table sets forth compensation received by

     -  the Company's Chief Executive Officer during 1998,

     - the four other most highly compensated executive officers who were serving as such on December 31, 1998, and

     -  another individual who served as an executive officer during 1998.

     The table details compensation received for services rendered to the Company during the fiscal years ended December 31, 1998, 1997 and 1996.

                                                                     LONG TERM
                                                                    COMPENSATION
                                                                    ------------
                                            ANNUAL COMPENSATION     SHARES UNDER
                                            --------------------      OPTIONS
   NAME AND PRINCIPAL POSITION              SALARY(1)     BONUS       AWARDED          ALL OTHER
       ON DECEMBER 31, 1998         YEAR       ($)         ($)          (#)        COMPENSATION(1)(2)
   ---------------------------      ----    ---------    -------    ------------   ------------------
Peter Gyenes(3)...................  1998     300,000     225,000      400,000             81,890
  Chief Executive Officer and       1997     233,077     150,000       75,000             81,613
  Chairman of the Board             1996      99,904          --      125,000             77,716

David W. Brunel(4)................  1998     376,153     166,615      300,000            377,890
  Director                          1997     185,000      77,083           --              4,625
                                    1996     162,500          --           --              4,603

Charles F. Kane...................  1998     165,000     150,000       55,000             43,002
  Vice President, Finance and       1997     162,939      50,000           --             41,804
     Chief Financial Officer        1996     158,675          --       25,000             38,798


Cornelius P. McMullan.............  1998     180,000     120,000       50,000                 --
  Vice President, International     1997     170,827      50,000      100,000                 --
  Operations                        1996          --          --           --                 --

James D. Foy......................  1998     165,000     150,000       55,000             81,875
  Vice President, Engineering       1997     165,000      50,000       52,351             81,405
                                    1996     155,000          --       41,000             82,265

Peter L. Fiore....................  1998     165,000     125,000       55,000             42,775
  Vice President, Data Warehousing  1997     155,000      45,000       24,000             41,576
                                    1996     130,000          --       68,834             41,761

---------------

(1) Salary includes amounts deferred by the named executive officer, and All Other Compensation includes the Company's contribution, under the deferred compensation and profit-sharing plan established pursuant to Section 401(k) of the Internal Revenue Code. The plan covers substantially all domestic employees of the Company and allows each participant to contribute up to 15% of his or her base wage up to an amount not to exceed an annual statutory maximum ($10,000 in 1998). The Company matches contributions in an amount equal to 50% of the contributions of each participant up to 6% of such participant's annual compensation.

(2) All Other Compensation includes, for each of the executive officers except Mr. McMullan, the value, projected on an actuarial basis, of the benefit to the executive of the premium paid by the Company during the year on an insurance policy on the life of the executive purchased in connection with a split-dollar agreement. Each policy is a whole-life policy to be paid in ten equal annual premiums, which the Company has agreed to pay so long as the executive continues to be employed by the Company and, in some circumstances, including the occurrence of change-in-control events, thereafter. The Company has limited rights to borrow against each policy and the right to receive an amount equal to all premiums paid by it not later than upon the death of the respective executive. The executives have the right to borrow limited amounts under the policies and to receive the respective death benefits net of premium amounts paid by the Company. The benefits in 1998 were: Mr. Gyenes, $77,490; Mr. Brunel, $25,292; Mr. Kane, $38,602; Mr. Foy, $77,475; and Mr. Fiore, $38,375. All Other
Compensation also includes, for Mr. Gyenes, $30,000 which he received in May
     1996 as compensation for joining the Company.

(3) Mr. Gyenes was first employed by and became an executive officer of the Company in May 1996. Mr. Gyenes became President and Chief Executive Officer on April 1, 1997.

(4) Mr. Brunel was the President and Chief Operating Officer of Unidata, Inc. prior to its merger with the Company. Upon consummation of the merger, Mr. Brunel became the President, Chief Operating Officer and a Director of the Company. In June 1998, Mr. Brunel resigned as President and Chief Operating Officer but remains a Director and an employee in a special assignment capacity. All Other Compensation also includes the present value, $347,598, of all compensation due to Mr. Brunel after 1998 in his special assignment capacity.

SEVERANCE ARRANGEMENTS ON CHANGE-IN-CONTROL.

     The Company has a policy providing that each of its executive officers will, upon termination of their employment within one year following a change-in-control of the Company, be entitled to severance compensation equal to one year's salary and any applicable planned discretionary bonus. This does not include voluntary termination or termination for cause.

OPTION GRANTS TABLE

     The following option grants table sets forth information with respect to stock options granted by the Company to the named executive officers in the fiscal year ended December 31, 1998. All of such options were exercisable immediately upon grant but the underlying shares were subject to vesting over at least a three year period beginning on the date of grant, subject to acceleration upon change-in-control events which are defined in the respective plans under which the options were granted. If the options are exercised to purchase unvested shares, such shares, until vested, may not be sold and are subject to repurchase by the Company at the exercise price.

                                              INDIVIDUAL GRANTS
                           -------------------------------------------------------   POTENTIAL REALIZABLE VALUE
                                         % OF TOTAL                                      AT ASSUMED RATES OF
                             SHARES       OPTIONS                                     STOCK PRICE APPRECIATION
                             UNDER       GRANTED TO                                      FOR OPTION TERM(1)
                            OPTIONS     EMPLOYEES IN   EXERCISE PRICE   EXPIRATION   ---------------------------
          NAME             GRANTED(#)   FISCAL YEAR       ($/SH.)          DATE         5% ($)        10% ($)
          ----             ----------   ------------   --------------   ----------   ------------   ------------
Peter Gyenes.............   300,000         9.2%           10.00         02/25/08     $1,886,684     $4,781,227
                            100,000         3.1%           18.75         12/15/08      2,054,177      3,863,267
David W. Brunel..........   300,000         9.2%           10.00         02/25/08      1,886,684      4,781,227
Charles F. Kane..........    20,000           *            10.00         02/25/08        125,779        318,748
                             35,000         1.1%           18.75         12/15/08        718,962      1,352,143
Cornelius P. McMullan....    20,000           *            10.00         02/25/08        125,779        318,748
                             30,000           *            18.75         12/15/08        616,253      1,158,980
James D. Foy.............    20,000           *            10.00         02/25/08        125,779        318,748
                             35,000         1.1%           18.75         12/15/08        718,962      1,352,143
Peter L. Fiore...........    20,000           *            10.00         02/25/08        125,779        318,748
                             35,000         1.1%           18.75         12/15/08        718,962      1,352,143

---------------
  * less than 1%

(1) As required by the rules of the SEC, potential values are stated based on the prescribed assumption that the common stock of the Company will appreciate in value from the date of grant to the end of the option term at rates, compounded annually, of 5% and 10%, respectively, and therefore do not reflect past results and are not intended to forecast possible future appreciation, if any, in the price of the common stock.

OPTION EXERCISE AND YEAR-END VALUE TABLE

     The following option exercise and year-end value table sets forth information regarding the exercise of stock options by the named executive officers during the fiscal year ended December 31, 1998 and the number and unrealized value or spread (the difference between the exercise price and the market value) of unexercised options held by such officers on December 31, 1998. All of such options were then exercisable, but some of the underlying shares were subject to vesting over a five year period, subject to acceleration upon certain change of control events. The table does not include shares purchased under the employee stock purchase plan, which is described on page 15 below.

                                                     SHARES UNDER UNEXERCISED
                                                      OPTIONS AT FISCAL YEAR       VALUE OF UNEXERCISED IN THE MONEY
                            SHARES                            END(#)                 OPTIONS AT FISCAL YEAR END($)
                          ACQUIRED ON    VALUE     ----------------------------   ------------------------------------
          NAME             EXERCISE     REALIZED   VESTED    UNVESTED    TOTAL      VESTED      UNVESTED      TOTAL
          ----            -----------   --------   -------   --------   -------   ----------   ----------   ----------
Peter Gyenes............      --          --       142,975   457,025    600,000   $2,126,175   $5,470,000   $7,596,875
David W. Brunel.........      --          --       244,765   100,000    344,765    3,534,246    1,300,000    4,834,246
Charles F. Kane.........      --          --        63,285    91,715    155,000    1,028,575    1,027,050    2,055,625
Cornelius P. McMullan...      --          --        42,500   107,500    150,000      681,874    1,343,126    2,025,000
James D. Foy............      --          --        58,061   107,468    165,529      942,592    1,240,530    2,183,122
Peter L. Fiore..........      --          --        54,058   101,776    155,834      768,141    1,091,414    1,859,555

DIRECTOR COMPENSATION

     Each director who is not also an employee of the company is paid a quarterly fee of $2,000. Such directors are also paid $1,000 for each Board meeting and $500 for each committee meeting attended. Directors also are reimbursed for traveling costs and other out-of-pocket expenses incurred in connection with meeting attendance. Under the Company's 1991 Director Stock Option Plan, each non-employee director is automatically entitled to receive upon first joining the Board an option for the purchase of 15,000 shares of the Company's common stock and on January 31 of each year thereafter an option for the purchase of 10,000 shares, in each case exercisable, subject to a three year vesting period, with acceleration upon certain change-in-control events, at a price per share equal to fair market value at the date of grant. However, each of the current non-employee directors received on January 31, 1998 an option for the purchase of 5,000 shares in lieu of an option for any higher number of shares to which they may have been entitled.

                      BOARD COMPENSATION COMMITTEE REPORT

     The overall policy for compensating executive officers has been based upon the following three principles:

     1. Aggregate compensation should be sufficiently competitive within the software industry to retain and, when necessary, attract executives capable of leading the Company.

     2. The executive officers of the Company, other than the Chief Executive Officer, should function and succeed as a team and, therefore, there should not be significant differences in compensation among those officers.

     3. A significant portion of aggregate compensation opportunity should depend upon the achievement of Company goals.

     The main components of the Company's executive compensation program are salary, bonuses and stock options. Executives are also eligible to participate in various benefit programs provided to all full time employees, including 401(k) and employee stock purchase plans. In addition, there is a split- dollar life insurance program for executive officers.

     Salary and Bonuses. The committee's objective has been to fix levels of salary plus bonus opportunity for executive officers at the average levels for comparable companies within the software industry. Based upon review of various surveys of compensation within the industry, the committee believes that this objective has generally been achieved. Because one of the Company's overall principles for compensating executive officers, other than the Chief Executive Officer, has been that there should not be significant differences in compensation among those officers, the Committee's comparison of the Company's compensation levels with those of other companies has been done on an aggregate rather than position by position basis.

     Executive salaries have been fixed based upon subjective consideration of several factors, principally including salary levels of comparable companies in the industry. Each of the executives has been paid a salary which differs by less than 10% from the average executive salary, except for the Chief Executive Officer (see discussion below) and the Chief Operating Officer, whose salary had been fixed by Unidata, Inc. prior to its merger into the Company.

     At the beginning of each year, the committee establishes a bonus opportunity for key employees, other than sales and sales support personnel who receive commissions and bonuses based upon sales. The 1998 bonus plan for executive officers provided for bonuses of up to 100% of salary based upon the Company's achievement of certain earnings per share as well as the contribution of the executives, in the judgement of the Committee, to the Company's performance during the year.

     Stock Options. The committee believes that equity ownership by executive officers, as well as by other employees, provides an important long-term incentive for retention and team-oriented performance. Executive officers, as well as other employees of the Company, have historically been given, at the time of initial hiring, an equity ownership opportunity in the form of stock options. Such equity has generally been subject to vesting over several years. From time to time executive officers and other employees have been given additional stock options. The number of shares for which options were granted to executive officers in 1998 was determined by the committee based upon consideration of several factors, including the performance of the officers, the options previously granted to such officers, and the options granted to executive officers by comparable companies in the industry.

     Chief Executive Officer's Compensation. Mr. Gyenes' salary during 1998 represented an increase of approximately 20% over his rate of salary as CEO from April through December, 1997. The increase was based upon his performance as CEO during 1997 and was determined to be appropriate based upon levels of CEO salaries for comparable companies in the software industry. His bonus for 1998 was determined in accordance with the 1998 bonus plan for executive officers, based principally upon the company's earnings per share in 1998. Mr Gyenes was awarded options for 100,000 shares in February 1998, based upon his performance as CEO during 1997, and for 300,000 shares in December 1998, based upon his performance during 1998. In making these awards, the committee considered, in addition to Mr. Gyenes performance, options granted to CEOs by comparable companies in the software industry.

     Compensation Not Qualifying for Tax Deductibility. Section 162(m) of the Internal Revenue Code provides in general that compensation to some individual executive officers during any year in excess of $1 million is not deductible by a public company. The committee believes that, given the general range of salaries and bonuses for executive officers of the Company and the nature of the options generally held by them (some options do not result in income which is includable in the amounts which are non-deductible), the $1 million threshold of
Section 162(m) will not be reached by any executive officer of the Company in the foreseeable future. Accordingly, the committee has not considered what its policy regarding compensation not qualifying for federal tax deductibility might be at such time, if ever, as that threshold is within range of any executive officer.

                                          Compensation Committee

                                          ROBERT G. CLAUSSEN
                                          MARTIN T. HART

COMPARISON OF CUMULATIVE TOTAL STOCKHOLDER RETURN

     The following performance graph assumes an investment of $100 on December 31, 1993 and compares the change to December 31, 1994, 1995, 1996, 1997 and 1998 in the market price of the Company's common stock with a broad market index (S&P
500) and an industry index (S&P Computer Software & Services). The Company paid no dividends during the periods shown. The performance of the indexes is shown on a total return (dividend reinvestment) basis. The graph lines merely connect the prices on the dates indicated and do not reflect fluctuations between these dates.
[PERFORMANCE GRAPH]

                                                    ARDENT SOFTWARE,                                         S&P SOFTWARE &
                                                          INC.                       S&P 500                    SERVICES
                                                    ----------------                 -------                 --------------
12/93                                                    100.00                      100.00                      100.00
12/94                                                     86.11                      117.42                      107.00
12/95                                                    158.33                      152.42                      117.78
12/96                                                    197.22                      180.17                      119.34
12/97                                                    104.17                      253.19                      164.19
12/98                                                     83.33                      393.62                      201.88

     The Compensation Committee Report and the Comparison of Cumulative Total Stockholder Return above shall not be deemed to be "soliciting material" or incorporated by reference into any of the Company's filings with the SEC.

                          AMENDMENT TO CERTIFICATE OF
           INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES

                               (ITEM 2 OF NOTICE)

     Article Four of the certificate of incorporation of the Company currently authorizes the issuance of 40,000,000 shares of common stock and 10,000,000 shares of preferred stock.

     As of March   , 1998, there were                shares of common stock
issued and outstanding. Therefore,                authorized shares of common
stock remained available for issuance without further action by the stockholders
of the Company, of which                were reserved for issuance under the
Company's various stock option and stock purchase plans. No shares of preferred
stock were outstanding, although                were reserved for issuance under
the company's rights plan.

     On March   , 1999, the board of directors of the Company proposed and declared advisable an amendment to the certificate of incorporation increasing the authorized shares of common stock from 40,000,000 to 65,000,000. The proposed amendment would have no effect upon the terms of the common stock.

     The board of directors believes that the proposed increase in authorized shares of common stock is desirable to enhance the Company's flexibility in connection with possible future actions, such as stock splits, financings, acquisitions, or other corporate purposes. Having such authorized shares available for issuance in the future would allow shares of common stock to be issued for such purposes without the expense and delay of further stockholder action.

     The increased number of authorized shares could also be used to make more difficult a change of control of the Company which the board of directors determines not to be in the best interests of its stockholders. For instance, such shares could be issued in public or private transactions to persons who might side with the board of directors in opposing a takeover bid. At the date of this proxy statement, the Company has no agreements, commitments or plans with respect to the sale, issuance or other use of additional shares of stock, except in connection with its stock option and purchase plans. Furthermore, the board of directors is not currently aware of any efforts by any person to gain control of the Company.

     The board of directors recommends a vote "FOR" the proposal. If the enclosed proxy card is returned, the shares represented by the proxy will be voted to approve the proposed amendment unless the proxy indicates to the contrary and may be voted in favor of adjournment of the meeting in order to permit further solicitation of proxies with respect to the proposed amendment if sufficient votes in favor of the proposed amendment have not been received. The affirmative vote of majority of the outstanding shares of common stock is required for approval of the amendment.

             AMENDMENT TO EMPLOYEE STOCK PURCHASE PLAN TO INCREASE
                         THE NUMBER OF SHARES ISSUABLE

                               (ITEM 3 OF NOTICE)

     There are currently 700,000 shares issuable under the Company's employee stock purchase plan. As of March 1, 1999, 551,189 shares had been issued and 148,811 shares remained available for issuance. Shares are currently being issued to participants in the plan at the rate of approximately 150,000 per year. In view of the foregoing, board of directors of the company adopted, subject to stockholder approval, an amendment to the plan increasing the total number of shares issuable from 700,000 to 1,000,000. Approval of the stockholders is needed in order for the plan to meet the stockholder approval requirements of (i) Section 423 of the Internal Revenue Code (ii) certain requirements for stockholder approval of a stock purchase plan in connection with the listing of shares on The Nasdaq Stock Market, and (iii) the provisions for amendment set forth in the plan. The board recommends approval of the amendment because it believes that the continuing availability of stock under the plan is an important factor in the Company's ability to attract and retain experienced employees.

     The affirmative vote of the holders of a majority of the shares of voting on the matter is required to approve the amendment.

DESCRIPTION OF THE PLAN

     The employee stock purchase plan is administered by the compensation committee of the board. All employees of the Company and its subsidiaries whose customary employment is 20 or more hours per week and more than five months per calendar year are eligible to participate in the plan (currently, 602 persons). The plan may be implemented by one or more offerings of such duration as the compensation committee may determine, provided that no offering period may be longer than 27 months. To date, each offering period has been approximately six months, and it is expected that future offering periods will be of the same length. An eligible employee participating in an offering may purchase common stock at a price equal to the lower of 85% of its fair market value at the beginning of the offering period or 85% of its fair market value on the last day of the offering period. Payment for common stock purchased under the plan is made through regular payroll deduction or lump sum cash payment, as determined by the compensation committee. The maximum value of common stock an employee may purchase during an offering period is 6% of the employee's compensation during such period.

     The following table sets forth the number of shares of common stock purchased under the plan during the fiscal year ended December 31, 1998 by the named executive officers, the current executive officers as a group, and the non-executive officer employees.

Peter Gyenes................................................       2,028
David W. Brunel.............................................           0
Charles F. Kane.............................................       1,226
Cornelius P. McMullan.......................................           0
James D. Foy................................................       1,226
Peter L. Fiore..............................................         226
Current executive officers as a group.......................      (6,006)
Non-executive officer employees.............................    (108,454)

                              SECTION 16 REPORTING

     Section 16(a) of the 1934 Act requires the Company's directors and officers and persons who own more than ten percent of the common stock to file reports with the SEC disclosing their ownership of stock in the Company and changes in such ownership. Copies of such reports are also required to be furnished to the Company. Based solely on a review of the copies of such reports received by it, or a written representation from certain reporting persons, the Company believes that all required filings were timely made during 1998.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Deloitte & Touche LLP audited the accounts of the Company for the fiscal year ended December 31, 1998, and a representative of that firm is expected to be present at the meeting to answer questions from stockholders and to make a statement if desired.

                     STOCKHOLDER PROPOSALS FOR 2000 MEETING

     Proposals of stockholders intended to be presented at the 2000 Annual Meeting of Stockholders must be received on or before [December 5, 1999] for inclusion in the proxy materials relating to that meeting. Any such proposals should be sent to the Company at its principal offices addressed to the Executive Vice President and General Counsel. Other requirements for inclusion are set forth in Rule 14a-8 under the 1934 Act, as amended.

                                 OTHER MATTERS

     The Company has no knowledge of any matters to be presented for action by the stockholders at the meeting other than as set forth above. However, the enclosed proxy gives discretionary authority to the persons named therein to act in accordance with their best judgment in the event that any additional matters should be presented.

     The Company will bear the cost of the solicitation of proxies by the management, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of common stock.

                                            By order of the Board of Directors

                                            R. N. HOEHN
                                            Secretary

March 23, 1999


[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE
                                                            1.  To elect two Directors.
                                                                        David W. Brunel             For all     With-     For All
--------------------------------------------------------                Peter Gyenes                Nominees    hold      Except
                ARDENT SOFTWARE, INC.                                                                 [ ]       [ ]         [ ]
--------------------------------------------------------
                                                            NOTE: If you do not wish your shares voted "For" a particular nominee, mark "For All Except" box and strike a line through the name of the nominee. Your shares will be voted for the remaining nominee.

                                                            2. To approve an amendment to the         For    Against     Abstain
                                                               Certificate of Incorporation of the    [ ]       [ ]         [ ]
                                                               Company to increase the authorized
       RECORD DATE SHARES:                                     number of shares of common stock.

                                                            3. To approve an amendment to the         For    Against     Abstain
                                                               Company's Employee Stock               [ ]       [ ]         [ ]
                                                               Purchase Plan.

                                                            IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH
                                                            OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY
                                                            ADJOURNMENT THEREOF.

                                                               THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.
                                              ----------
Please be sure to sign and date this Proxy    Date          Mark box at right if an address change or comment has been      [ ]
--------------------------------------------------------    noted on the reverse side of this card.

--- Stockholder sign here ----- Co-owner sign here------

DETACH CARD                                                                                                          DETACH CARD

                                                       ARDENT SOFTWARE, INC.

                                Dear Stockholder,

                                Please mark the boxes on this proxy card to indicate how your shares will be voted, then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.


                                Sincerely,

                                Ardent Software, Inc.


                            ARDENT SOFTWARE, INC.


                  PROXY SOLICITED BY THE BOARD OF DIRECTORS
                        ANNUAL MEETING OF STOCKHOLDERS
                                APRIL 20, 1999


The undersigned hereby acknowledge(s) receipt of the Notice and accompanying Proxy Statement, revoke(s) any prior proxies, and appoint(s) Peter Gyenes, James K. Walsh and Richard N. Hoelm, and each of them, with power of substitution in each, attorneys for the undersigned to act for and to vote, as specified below, all shares of stock which the undersigned may be entitled to vote at the Annual Meeting of the Stockholders of Ardent Software, Inc. to be held on April 20, 1999, and at any adjourned session thereof.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE NOMINEES FOR DIRECTOR AND "FOR" ALL OTHER PROPOSALS. THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE HOLDER'S BEST JUDGMENT AS TO ANY OTHER MATTER.

-------------------------------------------------------------------------------
       PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE
                              ENCLOSED ENVELOPE.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Please sign exactly as your name(s) appear(s) on the books of the Corporation. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, the signature should be that of an authorized officer who should state his or her title.
-------------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?                      DO YOU HAVE ANY COMMENTS?

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